UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 25, 2016

Penske Automotive Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-648-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 25, 2016, we completed our previously announced offering of $500,000,000 aggregate principal amount of 5.50% Senior Subordinated Notes due 2026 and related subsidiary guarantees (collectively, the “Notes”). The Notes are governed by the indenture, dated as of November 21, 2014, as supplemented by the Third Supplemental Indenture thereto, dated as of May 25, 2016, among us, the Guarantors as listed therein, and the Bank of New York Mellon Trust Company, N.A., as Trustee (as supplemented, the “Indenture”), for the benefit of the holders of each Note. The Notes have been registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement filed on January 16, 2014 on Form S-3, File No. 333-193394, as amended on November 18, 2014 and May 11, 2016.

The net proceeds from the offering (after underwriters’ discounts) were approximately $494.4 million. As previously disclosed, the Company intends to use the net proceeds of the offering to repay indebtedness outstanding under the Company’s U.S. credit agreement and floor plan debt and for general working capital purposes and to pay fees and expenses in connection with the offering.

Interest on the Notes is payable semiannually on May 15 and November 15 of each year, beginning on November 15, 2016. The Notes mature on May 15, 2026, unless earlier redeemed or purchased by us. The Notes are our unsecured senior subordinated obligations and are guaranteed on an unsecured senior subordinated basis by our existing 100% owned U.S. subsidiaries.

Prior to May 15, 2021, we may redeem the Notes at a redemption price equal to 100% of the principal amount of the Notes, plus an applicable make whole premium, and any accrued and unpaid interest. On or after May 15, 2021, we may redeem the Notes at the redemption prices noted in the Indenture, plus any accrued and unpaid interest. We may also redeem up to 40% of the Notes using the proceeds of specified equity offerings at any time prior to May 15, 2019 at a price specified in the Indenture.

If we experience certain “change of control” events specified in the Indenture, holders of the Notes will have the option to require us to purchase for cash all or a portion of their Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest. In addition, if we make certain asset sales and do not reinvest the proceeds thereof or use such proceeds to repay certain debt, we will be required to use the proceeds of such asset sales to make an offer to purchase the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest.

The Indenture restricts our ability to, among other things: incur additional indebtedness; make certain distributions, investments and other restricted payments; create certain liens; sell assets; enter into transactions with affiliates; create restrictions on our ability to receive dividends or other payments from certain subsidiaries; and merge, consolidate or transfer all or substantially all of our assets.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness and certain events of bankruptcy and insolvency.

A copy of the Indenture is attached as Exhibit 4.1 to our Current Report on Form 8-K filed on November 21, 2014 and the Third Supplemental Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and each is hereby incorporated by reference herein. The form of Note (included as an Exhibit to the Third Supplemental Indenture filed as Exhibit 4.1 hereto) is filed as Exhibit 4.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein. The descriptions of the material terms of the Indenture and the Notes are qualified in their entirety by reference to such exhibits.

Item 9.01 Financial Statements and Exhibits.

Exhibit 4.1 Third Supplemental Indenture dated May 25, 2016 among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee.

Exhibit 4.2 Form of 5.50% senior subordinated note due 2026 (included within the Third Supplemental Indenture filed as Exhibit 4.1).

Exhibit 5.1 Opinion of Shane M. Spradlin, General Counsel of the Company.

Exhibit 23.1 Consent of Shane M. Spradlin, General Counsel of the Company (contained in Exhibit 5.1).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

May 25, 2016	By:	/s/ Shane M. Spradlin

Name: Shane M. Spradlin
Title: Executive Vice President

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Exhibit Index

Exhibit No.	Description

4.1	Third Supplemental Indenture dated May 25, 2016 among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee.
5.1	Opinion of Shane M. Spradlin, General Counsel of the Company.